Exhibit 8.1

[June __, 2004]

Collins Growth & Income Fund, LLC
c/o Mr. Walter A . Collins
2101 W. Ben White Blvd.
Suite 103
Austin, TX 78704

RE:	Collins Growth & Income Fund, LLC Class A Membership Units

Dear Ladies and Gentlemen:

     Reference is made to the Registration Statement on Form SB-2 (“Registration Statement”), filed with the Securities and Exchange Commission by Collins Growth & Income Fund, LLC, a Delaware limited liability company (“Issuer”), with respect to the registration of a minimum of 2,500 and a maximum of 25,000 Class A Membership Units (the “Units”).

     We have acted as counsel to the Issuer in connection with the Registration Statement. We hereby confirm that the summary set forth under the heading “Material United States Federal Income Tax Consequences” in the Registration Statement to the extent it constitutes matters of United States federal income tax law or legal conclusions with respect thereto, is our opinion and is correct in all material respects. Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, statements and representations set forth in the Registration Statement.

     The foregoing opinion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, published pronouncements and other administrative interpretations by the Internal Revenue Service, and case law, all of which are subject to change at any time, possibly with retroactive effect.

     This opinion is rendered as of the date hereof based on the law and facts in existence on the date hereof and we do not undertake, and hereby disclaim, any obligation to advise you of any changes in law or fact, whether or not material, which may be brought to our attention at a later time. In addition, this opinion is rendered solely in connection with the Registration Statement to purchasers of the Units who are United States Persons as defined in the Code and may not be relied upon by any other person or entity for any other purpose.

Very truly yours,
/s/ Adorno & Yoss, P.A.

Adorno & Yoss, P.A.